LEASE PURCHASE & ASSIGNMENT AGREEMENT

THIS LEASE PURCHASE & ASSIGNMENT AGREEMENT ("Agreement") dated as of February 10, 2015 is by and between Medient Studios, Inc. a/k/a Moon River Studios, Inc. ("Seller") ("Party") and FONU2, Inc. a Nevada company (herein referred to as "Buyer") ("Party") (together "Parties").

WITNESSETH:

WHEREAS, the Seller entered a lease agreement dated as of July 1, 2013 with the Effingham Country Industrial Authority ("IDA") (."Lease") and said Lease related to approximately 1560 acres of land predominately in Effingham County, GA ("Property").

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, transfer and assign to Buyer all of the assets, rights and liabilities associated with the Lease, upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the representations, warranties, covenants, conditions and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. PURCHASE AND SALE

1.01 Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and accept, free and clear of all liens (other than the Note Agreement with the IDA), claims, charges, assessments, or encumbrances of any nature, all of the following assets and rights, wherever situated (the "Assets"):

a) all intellectual property, designs, permits, and drawings associated with the Lease and/or the Property.

b) all contracts of the Seller as disclosed under Section 2.03. Contracts, including any licenses, distribution agreements, or similar materials shall be assigned to Buyer at closing. All such contracts shall be set forth on Schedule 1.01(b), as may be updated from time to time upon mutual written signature in accordance with this Agreement;

c) all rights, trademarks, and logos associated with the name "Medient" or "Moon River Studios" as they relate to the Lease and/or Property;

d) all other tangible property owned and used by the Seller in connection with the Lease and / or the Property;

e) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Seller or with third parties to the extent relating to the Lease ("Confidential Agreements"). All such Confidential Agreements shall be listed on Schedule 1.01(e) ;

f) All of Seller's goodwill and other intangible assets associated with the Lease, including without limitation (i) all permits, licenses, approvals, and authorizations of governmental or regulatory authorities used or held for use in connection with the Property that are assignable by Seller; (ii) all lists of customers, customer mailing lists, and customer files of the Business; (iii) any market studies, market surveys and/or customer surveys relating to the Business; and (iv) all of Company's rights under the Assumed Contracts (as defined in Section 2.03) (the "Other Intangible Assets").

The Assets, together with the respective business represented by and conducted in connection with are herein referred to collectively as the "Purchased Assets"

1.02 Excluded Assets. The following properties, assets, rights and interests of Seller are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets (the "Excluded Assets"):

a) The Motion Picture titled "Yellow" and the Motion Picture titled "Storage 24."

b) Organizational Documents. All organizational documents, minute books, and records which Seller is required by law to retain, subject to Seller providing true and correct copies thereof to Buyer at the Closing; and

c) Transactions. All rights of the Seller under this Agreement or any document executed in connection herewith.

1.03 Assumed Liabilities. At Closing, Buyer shall assume and agree to pay, discharge or perform as appropriate only accounts payable and accrued expenses of Seller ("Assumed Liabilities"). All Assumed Liabilities shall be set forth on Schedule 1.03, as may be updated from time to time in accordance with this Agreement. Specifically, the Buyer assumes and irrevocably guarantees the Lease, and the Ten Million ($10,000,000) Dollar Note & Promissory Agreement with the IDA, along with the Memorandum of Understanding ("MOU") and the supplemental agreement currently existing between Seller and the IDA.

Except for the Assumed Liabilities, Buyer is not assuming or agreeing to pay or perform any debts, liabilities, contracts, commitments or obligations of Seller, regardless of whether such debt, liability, contract, commitment or obligation accrued prior to, on, or after the Closing, including without limitation any liabilities, claims, liens or indebtedness relating to or arising out of (a) failure to pay or perform any obligation owed; (b) federal, state, or local tax claims or liabilities; (c) hiring, employment, contractual relationships with or termination of Staff, including without limitation any obligation or liability of Seller in respect of accrued salaries, accrued profit sharing or severance pay, or any obligation or unfunded liability arising from any pension or other employee benefit plan; (d) obligations or liabilities to customers, suppliers; (e) environmental liabilities; (f) health and safety liabilities; (g) any other debt, liability, contract, commitment or obligation arising out of or in any manner incident, relating or attributable to any fact, circumstance, event or occurrence relating to any period prior to Closing, including without limitation the operation and management of the Purchased Business prior to Closing (all of the foregoing, individually and collectively, herein referred to as "Seller Liabilities"). Seller shall fully pay, perform and discharge all Seller Liabilities when and as due in accordance with their respective terms.

1.04 Closing. On the terms and subject to the conditions of this Agreement, and subject to completion of all requirements, the conveyance of the Purchased Assets by Seller to Buyer (the "Closing") shall take place at Buyer's place of business or at such other place as is mutually agreed upon by Buyer and Seller, on February 10, 2015 (the "Closing Date") unless this Agreement shall have theretofore terminated as herein provided. Each Party hereto agrees to use all reasonable efforts to cause the Closing to be consummated by the Closing Date and, if not closed on such date, as soon as reasonably practicable thereafter.

1.05 Purchase Price. Subject to satisfaction of all conditions to Closing, as described below, Buyer will purchase the Purchased Assets on the Closing Date (hereinafter defined) for a purchase price of Ten Million Shares of Buyer and Ten Million Dollars ($10,000,000) (the "Purchase Price"), payable as follows:

a) Equity Consideration. Ten Million Shares of Buyer shall be paid at Closing in Common Stock shares of Buyer ("Equity Consideration").

b) Assumption of Ten Million Dollars ($10,000,000) of liabilities owing by the Seller to the IDA under the terms of the Lease.

1.06 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Exhibit A, which the Parties agree is a reasonable allocation in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "**Code**"), and each Party agrees that it will file all tax reports, returns, and other statements consistent with such allocation, and not make any inconsistent written statement or take any inconsistent position on any returns, in any refund claim, during the course of any tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Upon any adjustment of the Purchase Price pursuant to this Agreement, the allocation set out on Exhibit A shall be adjusted accordingly by mutual agreement. Each Party shall notify the other if the United States Internal Revenue Service or any other taxing authority proposes any allocation different from the allocation agreed upon in accordance with this Section.

1.07 Other Closing Deliveries At the Closing, Seller shall deliver to Buyer:

a) All transfer or assignment documentation required to transfer the Purchased Assets and required licenses to Buyer;

b) Physical possession and control of, or arrangements to obtain immediate possession and control of all marketing materials and supplies.

1.08 Transfer Fees and Costs. Regardless of whether the transactions contemplated by this Agreement are consummated, each of the Parties hereto shall pay all fees and expenses incurred by such Party in connection herewith, including all fees, commissions and expenses of its own counsel, consultants, accountants, advisors, brokers, finders, and/or bankers retained or consulted in connection with the negotiation of this Agreement and the transactions contemplated herein.

1.09 Conditions Precedent to Obligations of Buyer. Buyer's obligation to pay the Purchase Price and consummate the purchase of the Purchased Assets as contemplated by this Agreement shall be subject to the following conditions precedent:

a) All consents, permits and approvals required from third parties or governmental authorities for (i) the sale, transfer and assignment of the Purchased Assets, (ii) the assignment of all Assumed Contracts, and (iii) the continued validity and effectiveness of all Assumed Contracts immediately after the Closing, and no modification to any Assumed Contract shall have been made in connection with the obtaining of such consents without the written consent of Buyer.

b) Buyer shall have completed its due diligence review of the Assets, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.

c) Buyer shall have received approval from its Board of Directors to consummate the transaction prior to Closing.

d) All representations and warranties of Seller made in or pursuant to this Agreement, any transaction document, or any other document or instrument delivered to Buyer hereunder shall be correct and complete in all material respects on and as of the Closing Date as if made on and as of that date, Seller shall have complied in all material respects with all of their obligations under this Agreement, all Exhibits shall have been completed and satisfactory to Buyer, and there shall not have been any material error, misstatement or omission in any Exhibit, statement or other document delivered in connection herewith.

e) During the period from the date hereof to the Closing Date, there shall have been no material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, Assets, financial position, or operations of the Purchased Assets. Seller will notify the Buyer of any adverse or material change in the Purchased Assets as soon as it is known by the Seller.

Buyer may waive in writing any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said writing.

1.10 Conditions Precedent to Obligations of Seller. Seller's obligation to consummate the purchase of the Purchased Assets as contemplated by this Agreement shall be subject to the following conditions precedent:

a) Compliance with Agreement. Buyer shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.

b) Representations, Warranties and Covenants. All representations and warranties by Buyer contained in this Agreement shall be true on the Closing Date as though made on the Closing Date. Buyer shall have complied with and performed all of its covenants and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

Seller may waive in writing any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said writing.

2. REPRESENTATIONS AND WARRANTIES

Representation and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date:

2.01 Ownership; Existence and Good Standing. Company is a Nevada company duly organized, validly existing and in good standing with all applicable licenses and permits, with full power and authority to own the Assets held by such Seller and to carry on the Purchased Assets as now conducted. There are no other persons or entities having any ownership interest in, or rights with respect to, the Purchased Assets.

2.02 Assets. The Assets constitute all of the assets and rights owned by Seller and used in or useful to the conduct of the Lease.

2.03 Contracts. Seller has fully disclosed to Buyer all contracts, bids, commitments, and agreements relating to the Purchased Assets, whether written or unwritten, including all supply contracts, labor or employment agreements, leases, guarantee or loan agreements, pension, stock option, stock purchase, bonus, profit sharing, health and other employee or executive welfare or benefit plans or agreements, sales representation and distribution agreements, purchase orders and commitments, customer agreements, software agreements, licenses, leases, warranties, and powers of attorney ("Contracts"). Buyer will assume all these Contracts hereunder ("Assumed Contracts") and these are listed on Schedule 1.01(b), and Seller has provided true, complete and correct copies thereof to Buyer on or prior to the date hereof. The Assumed Contracts are valid and binding, and have not been modified or amended from the forms provided to Buyer, and no material breach, default or alleged breach or default of any company or, to the knowledge of Seller, any other party thereto exists under any Assumed Contract. Seller, at Seller's sole expense, shall take all steps necessary to ensure that all Assumed Contracts are properly assigned to Buyer, remain valid and in full force and effect for the benefit of Buyer after the Closing, including obtaining all consents, permits, approvals, authorizations, and waivers of, making all filings with, and

providing all notifications and notices to, governmental authorities and other parties. All such consents, permits, approvals, authorizations, ratifications, waivers, filings, notifications and notices shall be in writing and executed counterparts thereof shall be delivered to Buyer at or prior to Closing. Between the date hereof and the Closing Date, Seller shall not agree to any modification of any Assumed Contract without the written consent of Buyer.

2.04 Compliance with Laws. Seller has complied with all applicable laws, regulations, orders and other requirements of governmental authorities with respect to the Purchased Assets. Seller has provided to Buyer a complete list of all licenses, permits, approvals, authorizations, exemptions, classifications and certificates necessary to conduct the Purchased Assets and to own and operate the Assets.

2.05 Authority to Consummate Transactions. Seller has full power and authority to enter into this Agreement and all certificates, instruments of transfer and other documents or agreements to be executed by such Seller in connection with this Agreement, including without limitation the Owners' Guarantee (collectively, the "Transaction Documents") and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Seller, all Transaction Documents, upon execution by the Seller that are parties thereto, will have been duly executed and delivered by such Seller, and each such agreement is or upon execution will be a valid and legally binding obligation of the Sellers that are parties thereto, enforceable in accordance with its terms. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will (i) constitute or cause a breach, default or violation of any Seller's charter or operating agreement, or any contract, license, lease, permit, approval or agreement to which it is a party, (ii) cause a Lien to attach to any of the Assets, (iii) result in acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any Assumed Contract, or (iv) require a consent of any person to prevent such breach, default, violation, Lien, acceleration, right or termination. No approval of or filing with any federal, state, local or foreign court, authority or administrative or regulatory agency is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated herein and therein by Seller.

2.06 No Misstatements of Material Facts. Neither this Agreement nor any Exhibits or other documents to be furnished to Buyer pursuant to this Agreement contain or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Seller has no knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which could have a material adverse effect on the general affairs, business, prospects, properties, financial position, and results of operations or net worth of the Purchased Assets. Seller shall not take any action or omit to take any action that might result in any of the representations or warranties contained in this Agreement being inaccurate or incomplete on and as of the Closing Date.

2.07 Environmental.

a) To the knowledge of Seller, there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to material claims, expenses, losses, liabilities or governmental action or require remediation;

b) Seller has furnished to Buyer copies of all environmental assessments or audits in their possession or under their control that relate to Seller's compliance with applicable environmental laws.

Representation and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date:

2.08 Existence and Good Standing. Buyer is a Nevada company duly organized, validly existing and in good standing under the laws of its state of organization.

2.09 Full Power and Authority. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller and any other agreements to be executed by Seller pursuant hereto, when fully executed and delivered, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity.

2.10 No Conflict or Violation. Neither the execution and delivery by Buyer of this nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of Buyer or (ii) violate any order, injunction, decree, statute, rule or regulation of any governmental authority to which Buyer is subject.

3. **EXAMINATION PERIOD AND TERMINATION**

The following provisions shall apply during the period prior to the Closing:

3.01 Preservation of Relationships. Seller will use all reasonable efforts to assist Buyer in retaining the services of any key members that Buyer indicates it may wish to employ or engage, and to preserve for Buyer its good relations with, customers, suppliers, and others having business relationships with it in connection with the Purchased Assets; provided, however, that nothing herein shall require Buyer to hire any staff or to conduct or continue any business with any customer, supplier, or third party.

3.02 Access to Facilities and Records. Seller will afford Buyer and its representatives with full access to Seller's books, records, assets and employees in order for Buyer to complete its due diligence with respect to the Purchased Assets and the transaction contemplated hereby, with reasonable access during normal business hours on reasonable notice to the physical locations at which Seller conducts the Purchased Assets in order to inspect and review Seller's business records and accounts and any Assets located at such facilities. Seller will furnish documents and all such other information concerning the Purchased Assets as Buyer may reasonably request; provided, however, that any investigation or inquiry made by Buyer, or knowledge obtained by Buyer, shall not in any way limit or otherwise affect the representations and warranties contained in this Agreement or their survival of the Closing.

3.03 Exclusive Dealing. For so long as this Agreement shall continue in effect, neither Seller nor any of its officers, directors, managers, owners, or representatives will directly or indirectly offer, or solicit or entertain offers for, the purchase, sale or disposition of, or engage in any substantive discussions or enter into any agreement or understanding with respect to, or furnish information to any other party with regard to, the Purchased Assets or any business arrangement, transaction, or disposition relating thereto, in whole or in part.

3.04 Termination.

a) This Agreement may be terminated by Buyer at any time prior to Closing if Buyer, in its good faith judgment, determines that there is any inaccuracy or incompleteness in any representation or breach of any warranty contained herein, or any failure of Seller to perform or satisfy, or cause to be performed or satisfied, any of the terms or conditions of this Agreement or any other Transaction Document, or any error, misstatement or omission with regard to any of the Exhibits, information or other documents referred to herein, or if Buyer, in its sole judgment, is not satisfied with the contents of any of the Exhibits, information or documents, or with the results of its investigation of the Purchased Assets. and Assets.

b) This Agreement may be terminated for up to six months after the Closing by Buyer if US GAAP financials have not been completed on the Purchased Assets.

4. POST CLOSING OBLIGATIONS

4.01 Indemnification.

a) Seller shall indemnify, defend and hold harmless Buyer and its owners, officers, managers, employees, attorneys, agents, affiliates, successors and assigns ("Buyer Parties") from and against all claims, liabilities, obligations, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and disbursements, interest, penalties, court costs, and all costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit, proceeding or demand ("Losses") of any kind or character arising out of or relating or attributable to:

i) any inaccuracy, misrepresentation, breach, or failure to fulfill any agreement, representation or warranty on the part of Seller pursuant to this Agreement (including the Exhibits hereto) or any of the other Transaction Documents;

ii) the operation of the Purchased Assets, the ownership, use, possession or operation of the Assets, or any other action, omission or transaction of Seller or its owners, officers, managers, employees, attorneys, agents, affiliates, predecessors, successors and assigns ("Seller Parties"), or any of them, prior to the Closing Date, including without limitation any Company Liabilities, whether such claims are asserted by one of the Buyer Parties or by third persons;

iii) reliance by Buyer on any books or records of Seller, or on any information furnished to Buyer by or on behalf of any of the Seller pursuant to this Agreement or any of the other Transaction Documents;

iv) any agreements, contracts, negotiations or other dealings by any of the Seller Parties with any third party concerning the sale or transfer of any portion of the Purchased Assets; or

v) any claim, demand or allegation by any third party relating to any of the foregoing.

b) If any of the Buyer Parties (the "Indemnitee"), has a claim or potential claim or receives notice of any claim or potential claim or the commencement of any action or proceeding that could give rise to an indemnification claim under this Section, Buyer shall promptly give Seller notice thereof describing the claim in reasonable detail and accompanied by supporting documentation, if any. Seller shall respond to each such claim within thirty (30) days of receipt of such notice, unless the claim (a) relates to a suit, claim or proceeding filed by a third party, in which case Seller shall respond no later than ten (10) days prior to the date a responsive pleading or filing is due (even if such response date is earlier than the expiration date of the aforementioned 30-day period), or (b) requires an immediate response, as in the case of a cease and desist demand by a third party or a notice to show cause, in which case Seller shall respond in a prompt, timely manner. If Seller's response is not timely made, the Indemnitee may respond to such third party claim as it sees fit and seek indemnification thereafter pursuant to the terms

hereof. If Seller elects to assume the defense of such claim or potential claim, the Indemnitee shall have the right to be represented by counsel, accountants and other advisors, at its own expense, and shall be kept reasonably informed as to such claim at all stages. Seller may not settle or compromise any claim over the objection of the Indemnitee. If Seller does not assume the defense of the claim, the Indemnitee may assume the defense and seek indemnification from time to time as the amount of the claim for which it is entitled to be indemnified becomes liquidated.

c) Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at Seller's expense and to control its own defense of such asserted claim if (a) there are or may be legal defenses available to such Indemnitee or to other Indemnitees that are different from or additional to those available to Seller, or (b) in the opinion of counsel to such Indemnitee, a conflict or potential conflict exists between such Indemnitee and any of the Seller Parties that would make such separate representation advisable.

d) To the extent that any of the Buyer Parties is entitled to be indemnified by any of the Seller Parties for any Loss pursuant to this Section, Buyer shall have the right, in addition to any other rights it may have pursuant to this Agreement or otherwise, to offset or cause the offset of such Loss against any amount payable by Buyer or any of its affiliates to any of the Seller Parties pursuant to this Agreement or any other Transaction Document or otherwise, including without limitation the final Purchase Price payment due hereunder.

e) The provisions of this Section shall survive termination of this Agreement and shall survive the Closing.

5. GENERAL

5.01 Confidentiality. Buyer and Seller each agree that they will not, and shall cause their respective affiliates, representatives and advisors not to, use or to disclose to any person other than the parties hereto and their respective affiliates, representatives and advisors, any information set forth in this Agreement, the Exhibits hereto, or any of the other Transaction Documents for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each Party agrees to keep confidential, and cause its affiliates, representatives and advisors to keep confidential, all information and documents obtained in connection with the entering into of this Agreement and the other Transaction Documents unless such information (i) was already known to such person and not subject to a confidentiality obligation, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party providing such information (a "Providing Party"), or (iv) is or becomes readily ascertainable from publicly available sources. A public announcement regarding the proposed transaction and / or its terms shall be made soon after the signing of this Agreement that will be pre-approved by both Parties prior to such announcement. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each Party shall promptly cause all documents and all copies thereof or extracts therefrom containing information and data as to a providing party to be returned to the Providing Party. The obligations of the Parties under this Section shall be in addition to, and shall not supersede or replace, any other confidentiality agreements now in place between the Parties.

5.02 Governing Law and Jurisdiction. This Agreement, its construction and the determination of any rights, duties or remedies of the Parties hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the US or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Transaction Documents may be brought against either of the Parties in the courts of the State of Nevada, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and

waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

5.03 Entire Agreement. This Agreement (including all Exhibits and attachments and any future amendments thereto) together with the other Transaction Documents to be delivered pursuant hereto, constitutes the Parties' entire agreement and understandings on the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, express or implied, relating to the subject matter hereof.

5.04 Remedies Nonexclusive; Severability. Buyer's rights and remedies under this Agreement are not exclusive but are in addition to all other rights and remedies to which Buyer may be entitled under applicable law or in equity. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, it shall be deemed separate and shall not affect any other provisions hereof or the validity hereof. The Parties agree to re-negotiate in good faith any term or provision held invalid and to be bound by the mutually agreed substitute term or provision.

5.05 Modification & Waiver. This Agreement may not be amended or modified in any respect except by written agreement duly executed by authorized officers or representatives of each Party. No waiver of any of the terms and conditions of this Agreement shall be binding or effectual for any purpose unless in writing and signed by the Party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose given. No failure or delay on the part of either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.06 Counterparts. This Agreement has been prepared in two (2) original counterparts, each of which when duly executed by the Parties shall be deemed an original but all of which shall constitute one and the same Agreement.

5.07 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assignees, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by Seller without Buyer's prior written consent. Nothing expressed or referred to in this Agreement is intended or will be construed to confer upon any person, other than the Parties hereto and their successors, any rights or remedies under or by reason of this Agreement or any of the Transaction Documents.

5.08 Construction. This Agreement is a product of negotiation among competent business parties and shall be interpreted fairly in accordance with its terms, without strict construction in favor of either Party as the drafter hereof. Headings are for convenience of reference only, and shall not affect the construction or interpretation hereof. The term "**including**" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, THE PARTIES HAVE READ, DISCUSSED, UNDERSTOOD, AND AGREED TO THE TERMS HEREOF, AND HAVE EXECUTED THIS AGREEMENT, EFFECTIVE AS OF THE DATE FIRST ABOVE WRITTEN.

BUYER:	**SELLER:**
FONU2, INC	**MEDIENT STUDIOS, INC.**
By: Roger Miguel	**By:** ______________________
Name: Roger Miguel	**Name:** Jake Shapiro
Title: Chief Executive Officer	**Title:** Chief Executive Officer

Schedule 1.01(b)

ASSUMED CONTRACTS

Schedule 1.01(c)

Proposal for Services / Letter of Engagement between Moon River Studios and Foley Design Associates Architects, Inc. dated January 12, 2015

Proposal / Agreement for Professional Services Moon River Studio Facility Phase 1 between Medient Film Studios and Hussey Gay Bell & DeYoung, Inc. dated October 2, 2014

Preconstruction Agreement Moon River Studios – Pre Phase 1 & Phase 1A Development Effingham County, Georgia between Medient Studios, Inc. and Choate Construction Company dated September 17, 2014

EQUIPMENT

NONE